Exhibit 10.3

LONG TERM INCENTIVE PERFORMANCE SHARE RESTRICTED STOCK UNIT AGREEMENT PURSUANT TO THE JOHN BEAN TECHNOLOGIES CORPORATION 2017 INCENTIVE COMPENSATION AND STOCK PLAN

This Agreement is made as of <<Grant Date>> (the “Grant Date”) by JBT MAREL CORPORATION, a Delaware corporation, (the “Company”) and <<Participant Name>> (the “Employee”).

In 2017, the Board of Directors of the Company (the “Board”) adopted the John Bean Technologies Corporation 2017 Incentive Compensation and Stock Plan (the “Plan”). The Plan, as it may be amended and continued, is incorporated by reference and made a part of this Agreement and will control the rights and obligations of the Company and the Employee under this Agreement. Except as otherwise expressly provided herein, all capitalized terms have the meanings provided in the Plan. To the extent there is a conflict between the Plan and this Agreement, the provisions of the Plan will control.

The Compensation and Human Resources Committee of the Board (the “Committee”) determined that it would be to the competitive advantage and interest of the Company and its stockholders to grant an award of restricted stock units to the Employee, the amount of which will vary based on the Company’s performance, as an inducement to remain in the service of the Company or one of its affiliates (collectively, the “Employer”), and as an incentive for increased efforts during such service.

The Committee, on behalf of the Company, grants to the Employee an award (the “Award”) of << Quantity Granted>> restricted stock units (the “RSUs”), which is equal to an equivalent number of shares of the Company’s common stock par value of $0.01 per share (the “Common Stock”). The number of RSUs ultimately earned by the Employee will depend upon the Company’s performance in each year during a three-year performance period, <<Custom Field 3 >> as measured by two performance criteria –EPS and average operating ROIC – as potentially adjusted by one performance modifier – relative TSR – calculated over the full, completed three-year period. One-third of the total RSUs subject to the Award will relate to performance during each year of the three-year performance period (“Performance Period”). The performance criteria will be measured independently for each year during the Performance Period and any applicable performance modifier will be measured at the end of entire Performance Period. The actual number of RSUs earned by the Employee with respect to each year of the Performance Period will be determined at a meeting of the Committee following the completion of each year of the Performance Period, at which time the Committee will determine whether the performance criteria have been satisfied for the year most recently ended and will review and approve the Company’s calculation of the Company’s performance on the two measures’ specified performance criteria. The total number of RSUs earned with respect to each year of the Performance Period will vary between 0-200% of one-third of the total target RSU award amount depending on where in the specified performance range for each measure the Company’s performance on the two measures falls for such performance year. For each performance year, there will be a minimum level for each measure below which the Employee will receive 0% of the one-third of the total target RSU award associated with that year, and correspondingly a maximum performance level which, even if exceeded, will not generate more than 200% of the one-third of the total target RSU award associated with that year. In between the minimum and maximum performance targets, the performance level of each measure will be plotted on a predefined curve which will indicate, for each year, the percentage of the total target RSU award amount associated with the year that has been achieved. The performance results achieved for each measure will be weighted 70% for EPS and 30% for ROIC, and the weighted amounts will be then added together to determine the actual percentage payout of the total target RSU award amount associated with that year. At the end of the Performance Period, the Committee will review and may approve the Company’s calculation of the performance modifier and determine the amount of any adjustment to the total amount of RSUs earned for the three-year Performance Period. The performance criteria set forth herein shall also be referred to in this Agreement as the “Performance Criteria.”

The award is made upon the following terms and conditions:

1.Vesting. The RSUs ultimately earned by the Employee will vest on the third anniversary of the Grant Date (the “Vesting Date”), subject to the Employee’s continued employment with the Employer through the Vesting Date and achievement of the Performance Criteria. Upon the Vesting Date, the RSUs will be immediately settled in shares of Common Stock and will be immediately transferable thereafter. In the event of the Employee’s Retirement (as defined below), the RSUs will not vest until the Vesting Date, subject to the achievement of the Performance Criteria and, upon such Vesting Date, such RSUs will be immediately settled in shares of Common Stock and will be immediately transferable thereafter (and, in any event, within 70 days thereafter), with the amount of the resulting award to be determined on the basis of the Company’s achievement of the Performance Criteria; provided, that if the date of the Employee’s Retirement is before the first anniversary of the start date of the applicable Performance Period, the amount of the resulting award will be determined on a prorated basis based on the number of days the Employee was employed during the applicable Performance Period (collectively, the “Retirement Treatment”). Notwithstanding the foregoing, the RSUs will vest and will be immediately settled in shares of Common Stock and be immediately transferable thereafter (but in any event within 70 days) upon the occurrence of any of the following events:

(a)the Employee’s death;

(b)the Employee’s Disability;

(c)a Change in Control under which the successor corporation does not assume the Awards that remain outstanding under the Plan as of the effective date of the Change in Control, provided, if the Employee is or could be eligible for Retirement prior to the Expiration Date of the Employee’s Award, this Section 1(c) shall not be applicable and, as such, the Employee’s Award shall not vest and be settled under this Section 1(c) and instead will be settled in accordance with the Retirement Treatment. For purposes herein, upon a Change in Control, the successor corporation shall be deemed to have assumed the Awards that remain outstanding under the Plan as of the effective date of the Change in Control if and only if such Awards are either (i) assumed or continued by the successor corporation, preserving the terms and conditions and existing value of the Awards as of the effective date of the Change in Control or (ii) replaced by the successor corporation with equity awards that preserve the existing value of the Awards as of the effective date of the Change in Control and provide terms and conditions that are the same or more favorable to the participants as those existing as of the effective date of the Change in Control and that otherwise comply with, and do not result in a violation of, Section 409A of the Code, which replacement shall be subject to the Committee’s approval;

(d)an involuntary Termination of Employment of the Employee by the Company for reasons other than Cause within twenty-four (24) calendar months following the date on which a Change in Control of the Company occurs; or

(e)a voluntary Termination of Employment by the Employee for Good Reason within twenty-four (24) calendar months following the date on which a Change in Control of the Company occurs pursuant to a notice of termination of employment delivered to the Company by the Employee.
For purposes of determining the amount of the resulting award in such an event, the number of RSUs relating to any then-completed year(s) in the performance period that are deemed earned will be determined based on actual performance and, for any year(s) that have not then been completed, it will be assumed that the Company achieved “target” performance on each of the performance measures for such year(s), resulting in the payment of 100% of the one-third of the total target RSU award amount of this grant relating to such year(s). Performance modifiers will not be considered nor will they apply in any case when the full three-year performance period has not been completed.

All RSUs granted to the Employee will be forfeited upon a Termination of Employment with the Employer before the Vesting Date for any reason other than death, Disability, the circumstances of a Change in Control described above, as provided for by the Company’s Executive Severance Pay Plan under the circumstances described above, or Retirement.

In the event of the Termination of Employment of the Employee by the Company under circumstances where the Employee is entitled to the benefits under the Company’s Executive Severance Pay Plan, the RSUs may be prorated solely at the discretion of the Company’s Chief Executive Officer and the Committee as specified under the terms of that plan, and any of which RSUs that are prorated will vest and will be immediately settled in shares of Common Stock and be immediately transferable on the Vesting Date.

For purposes of this Agreement, “Retirement” means the Employee’s Termination of Employment due to such Employee’s retirement when the Employee’s age plus Years of Service with the Employer equals at least 70;

provided, that the Employee has attained at least age 55 and has provided at least five Years of Service to the Employer, as determined by the Committee in its sole discretion.

2.    Adjustment. The Committee shall make equitable substitutions or adjustments in the RSUs as it determines to be appropriate in the event of any corporate event or transaction such as a stock split, merger, consolidation, separation, including a spin-off or other distribution of stock or property of the Company, reorganization or any partial or complete liquidation of the Company and shall make equitable adjustments to the financial results utilized for determining the level of achievement of the performance criteria as it determines to be appropriate to eliminate the impact of subsequent events that are objective, represent unusual or extraordinary items or events or are otherwise determined to be appropriate to adjust for, including (i) restructurings, discontinued operations, foreign currency translation, acquisitions and dispositions and mark-to-market accounting, (ii) charges relating to impairment and other unusual or nonrecurring charges and (iii) a change in tax law or accounting standards, practices or policies.

3.    Rights as Stockholder.

(a)    Until the RSUs are vested and settled in shares of Common Stock, the Employee shall have no rights as a stockholder of the Company. The vested RSUs will be settled in shares of Common Stock and issued in the form of a book entry registration in the amount earned as a result of Company performance.

(b)    Prior to the Vesting Date, the Employee may not vote, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of any of the RSUs. The RSUs have Dividend Equivalent Rights subject to the same vesting requirements as stated in Section 1 of this Agreement and such rights are subject to forfeiture to the same extent as the underlying RSUs.

4.    No Limitation on Rights of the Company. The granting of RSUs will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

5.    Employment. Nothing in this Agreement or in the Plan will be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Employer will continue to employ the Employee, or as affecting in any way the right of the Employer to terminate the employment of the Employee at any time.

6.    Government Regulation. The Company’s obligation to deliver Common Stock following the Vesting Date will be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

7.    Withholding. The Employer will comply with all applicable withholding tax laws and will be entitled to take any action necessary to effectuate such compliance. The Company may withhold a portion of the Common Stock to which the Employee or beneficiary otherwise would be entitled equivalent in value to the taxes required to be withheld, determined based upon the Fair Market Value of the Common Stock. For purposes of withholding, Fair Market Value shall be equal to the closing price of the amount of Common Stock earned by the Employee pursuant to this award on the Vesting Date, or, if the Vesting Date is not a business day, the next business day immediately following the Vesting Date.

8.    Notice. Any notice to the Company provided for in this Agreement will be addressed to it in care of its Secretary, JBT Marel Corporation, 333 West Wacker Drive, Suite 3400, Chicago, Illinois 60606, and any notice to the Employee (or other person entitled to receive the RSUs) will be addressed to such person at the Employee’s address now on file with the Company, or to such other address as either may designate to the other in writing. Any notice will be deemed to be duly given when enclosed in a properly sealed envelope addressed as stated above and deposited, postage paid, in a post office or branch post office regularly maintained by the United States government.

9.    Administration. The Committee administers the Plan. The Employee’s rights under this Agreement are expressly subject to the terms and conditions of the Plan, a copy of which may be accessed through the Fidelity NetBenefits website, including any guidelines the Committee adopts from time to time.

10.    Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

11.    Sole Agreement. This Agreement is the entire agreement between the parties to it, and any and all prior oral and written representations are merged into this Agreement. This Agreement may only be amended by written agreement between the Company and the Employee. Employee expressly acknowledges that the form of the grant agreement that the Employee accepts electronically through the Fidelity NetBenefits website is intended to facilitate the administration of this RSU award and may not be a full version of this Agreement due to limitations inherit in such website that are imposed by Fidelity. The terms of this Agreement will govern the Employee’s award in the event of any inconsistency with the agreement viewed or accepted by the Employee on the Fidelity NetBenefits website.

12.    Governing Law. The interpretation, performance and enforcement of this Agreement will be governed by the laws of the State of Delaware.

13.    Privacy. Employee acknowledges and agrees to the Employer transferring certain personal data of such Employee to the Company for purposes of implementing, performing or administering the Plan or any related benefit. Employee expressly gives consent to the Employer and the Company to process such personal data.

14.    Code Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code and shall be interpreted and construed consistently with such intent. In the event the terms of this Agreement would subject Employee to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Employee shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible. To the extent the RSUs under this Agreement are payable by reference to Employee’s “termination of employment” such term and similar terms shall be deemed to refer to Employee’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, to the extent the RSUs constitute nonqualified deferred compensation, within the meaning of Section 409A, then (i) if such RSUs are conditioned upon Employee’s execution of a release and are scheduled to be paid during a designated period that begins in one taxable year and ends in a second taxable year, such RSUs shall be paid in the later of the two taxable years and (ii) if Employee is a specified employee (within the meaning of Section 409A of the Code) as of the date of Employee’s separation from service, if such RSUs are payable upon Employee’s separation from service and would have been paid prior to the six-month anniversary of Employee’s separation from service, then the payment of such RSUs shall be delayed until the earlier to occur of (A) the first day of the seventh month following Employee’s separation from service or (B) the date of Employee’s death.

Executed as of the Grant Date.

JBT MAREL CORPORATION

By:		<<Electronic Signature>>
	EVP & CFO	<<Participant Name>>

<<Acceptance Date>>

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.